EXHIBIT NO. 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and the incorporation by reference of our report dated May 14, 2021, relating to the financial statements and financial highlights of MFS Tennessee Municipal Bond Fund (the “Tennessee Municipal Bond Fund”) for the year ended March 31, 2021, appearing in the Annual Report on Form N-CSR of MFS Municipal Series Trust (“MST”), in the Prospectus/Proxy Statement and the Statement of Additional Information included in this Registration Statement on Form N-14 of MST (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 14, 2020, relating to the financial statements and financial highlights of Tennessee Municipal Bond Fund for the year ended March 31, 2020, in: (i) Tennessee Municipal Bond Fund’s Prospectus dated July 29, 2020, which in turn is included in and incorporated by reference in the Registration Statement; and (ii) MST’s Statement of Additional Information dated July 29, 2020, which in turn is incorporated by reference in the Prospectus/Proxy Statement and the Statement of Additional Information included in the Registration Statement.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus/Proxy Statement, “Representations and Warranties” (section 4, paragraph 4.1(f)) in the Form of Plan of Reorganization, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
May 24, 2021